Exhibit 99.1
                                  [LOGO OF GLG]




                   GLG PARTNERS APPOINTS JEFFREY ROJEK AS CFO
                             AND SIMON WHITE AS COO


New York, March 17, 2008 - GLG Partners, Inc. ("GLG") (NYSE: GLG) today announced that Jeffrey Rojek has been appointed as Chief Financial Officer of GLG, effective March 18, 2008. Simon White, the current Chief Financial Officer, will become Chief Operating Officer of GLG on that date.

Mr. Rojek joins GLG from KMPG where he had been an Audit and Advisory Partner in the firm's New York financial services practice. He is a CPA with over fifteen years of experience in servicing global banking, investment banking and other related financial services clients.

Mr. Rojek has recently served as the Audit Partner for Credit Suisse and Carver Bank and was the Global Lead Partner for Lehman Brothers, an advisory and tax client of KPMG. From 2004 to 2006, he was based in KPMG's national office advising on audit and accounting issues related to financial instruments. Prior to that he spent three years in Singapore as KPMG's Regional Lead Partner for Deutsche Bank, Citigroup and Jones Lang Lasalle. Mr. Rojek has an MBA from Columbia University and a BS from Fordham University.

Noam Gottesman, Chairman and co-Chief Executive Officer of GLG commented on the appointment, "We are delighted to welcome Jeffrey to GLG. Jeffrey's knowledge, strong reputation and experience in the financial services field will be a significant asset to the firm as it continues to grow and develop as a publically listed company. In addition, Simon's role as COO will provide a valuable focus on the day to day management of the firm over time."




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About GLG

GLG, one of the largest alternative asset managers in the world, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG's focus is on preserving client's capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world's largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of December 31, 2007, GLG managed net AUM of over $24.0 billion.


Contacts:

Finsbury:                           Rupert Younger/Amanda Lee
                                    +44 (0)20-7251-3801
                                    rupert.younger@finsbury.com
                                    amanda.lee@finsbury.com

                                    Andy Merrill
                                    + 1-212-303-7600
                                    andy.merrill@finsbury.com